Exhibit 99.1

Standard Register®

ADVANCING YOUR REPUTATION

600 Albany St. · Dayton, OH 45417

Investor and media contact:

937.221.1000 · 937.221.1205 (fax)

Carol Merry 614.383.1624

www.standardregister.com

carol.merry@fahlgren.com

Standard Register Reports Second Quarter 2014 Financial Results

DAYTON, Ohio (July 25, 2014) – Standard Register (NYSE: SR) today announced its financial results for the second quarter of 2014.

The Company reported revenue of $225.3 million and a net loss of $5.8 million or $0.67 per diluted share. For the 2013 second quarter, revenue was $136.8 million and net income was $2.0 million or $0.34 per diluted share.

Adjusted EBITDA, which excludes certain items as detailed in the attached reconciliation, was $15.5 million compared to $8.9 million for the second quarter of 2013.

Results for the second quarter of 2013 do not include results from WorkflowOne, which Standard Register acquired on August 1, 2013.

“The benefits from integration are evident, with increased revenue in all solutions and improvement in margin and adjusted EBITDA over the first quarter,” said Joseph P. Morgan, Jr., president and chief executive officer. “The business is stabilizing as we continue to invest in our growth solutions, sell our portfolio of solutions across our growing base of more than 12,000 customers and move new business through implementation.”

Second Quarter Results

Total revenue increased 64.7 percent to $225.3 million from $136.8 million in the 2013 second quarter. On a pro forma basis, including WorkflowOne, revenue for the second quarter of 2013 was $247.8 million.

Gross margin as a percentage of revenue improved to 28.2 percent from 27.3 percent in the first quarter of 2014 and compared to 28.5 percent in the second quarter of 2013. Selling, General and Administrative (SG&A) expenses were $57.1 million for the second quarter of 2014 compared to $35.4 million for the second quarter last year. The increase is primarily attributable to the inclusion of WorkflowOne.

Standard Register operates two business units: Business Solutions and Healthcare.

Business Solutions revenue was $160.9 million for the second quarter of 2014, an increase of 81.5 percent over revenue of $88.6 million in the 2013 second quarter. Business added from the acquisition, and growth in Mexico-based label manufacturing operations and promotional products sales contributed to the increase. Operating profit was $2.6 million compared to $0.9 million last year.

Healthcare revenue was $64.4 million, an increase of 33.7 percent over revenue of $48.2 million in the second quarter of 2013. Technology-enabled solutions in patient information management continued to grow in the second quarter, and business added from the acquisition contributed to the increase. Health insurance reform, electronic health record (EHR) adoption and state electronic records adoption are decreasing orders for printed forms. Operating profit was $2.9 million for the quarter compared to $1.8 million last year.

Second Quarter Highlights

•

Integration of the WorkflowOne acquisition is progressing on schedule with consolidation of production facilities and technology platforms, sales forces and customer service teams. The Company has exited 19 facilities since the acquisition of WorkflowOne (including third party logistics sites), and continues to anticipate at least $40 million in annual savings when the integration is complete at the end of 2015.

•

High-speed ink jet web presses are now operational in Sacramento, California and Columbus, Ohio, contributing to customer communications solutions sales and strengthened pipelines.

•

A Customer Service Center of Excellence was established in Denver, Colorado, serving the western United States and Hawaii with the studio concept of specialists to support specific customers and solutions.

•

Standard Register was awarded a patent for chemically reactive ink that helps deter certain types of document fraud. The Company has earned approximately 900 patents since its founding in 1912, and has 102 active U.S. patents in the areas of labels and form/label combinations, in-mold labeling, software and/or equipment, security print and specialty inks and business forms.

•

The Company invested in its SMARTworks® platform to expand the capabilities for configurable promotional products and support for on-demand publishing and marketing solutions, and added more automation to the Center for Excellence distribution center in Jeffersonville, Indiana.

First Half of Year Results

Total revenue increased 63.0 percent to $453.8 million and the Company incurred a net loss of $12.9 million or $1.50 per diluted share, compared to revenue of $278.4 million and net income of $6.7 million or $1.13 per diluted share for the first half of 2013. On a pro forma basis, including WorkflowOne, revenue for the first half of 2013 was $501.5 million.

Adjusted EBITDA was $28.6 million for the first half of 2014 compared to $21.1 million for the first half of 2013.

Business Solutions revenue increased 79.6 percent to $324.6 million for the first half of 2014 compared to $180.7 million for the prior year first half. Operating profit increased 4.6 percent, to $4.0 million from $3.8 million last year.

Healthcare revenue increased 32.3 percent to $129.2 million compared to $97.7 million for the first half of 2013. Operating profit increased 23.4 percent to $4.8 million from $3.9 million last year.

Gross margin as a percentage of revenue was 27.7 percent for the first half of 2014 compared to 29.1 percent last year. SG&A expenses were $115.8 million for the first half of 2014 compared to $70.1 million last year. The increase is primarily attributable to the inclusion of WorkflowOne.

Capital expenditures, including capital leases, for the first half of 2014 were $14.9 million compared to $6.4 million last year. The Company continues to invest in the areas with growth potential, including digital printing, label operations in Mexico, marking and decorative technology, software development and its SMARTworks® workflow platform.

Standard Register contributed $14.1 million to its qualified pension plan in the first half of 2014 compared to $10.5 million in the first half of 2013. Total pension contributions for 2014 are expected to be $42.2 million in 2014 and $34.4 million in 2015. The Company is monitoring the progress of the Highway Bill, which may reduce pension funding obligation for 2014 and 2015.

Conference Call

Standard Register’s president and chief executive officer Joseph P. Morgan, Jr., and chief financial officer Robert Ginnan will host a conference call at 10:00 a.m. EDT on Friday, July 25, 2014, to review the second quarter results. The call can be accessed via an audio webcast at http://www.standardregister.com.

About Standard Register

Standard Register (NYSE:SR), is trusted by the world’s leading companies to advance their reputations and add value to their operations by aligning communications with corporate brand standards. Providing market-specific insights and a compelling portfolio of workflow, content and analytics solutions to address the changing business landscape in healthcare, financial services, manufacturing, transportation and retail markets, Standard Register is the recognized leader in the management and execution of mission-critical communications. More information is available at http://www.standardregister.com.

Safe Harbor Statement

This press release contains forward-looking statements covered by the Private Securities Litigation Reform Act of 1995. Because such statements deal with future events, they are subject to various risks and uncertainties and actual results could differ materially from the Company’s current expectations.

Factors that could cause the Company’s results to differ materially from those expressed in forward-looking statements include, without limitation, our ability to successfully integrate the acquired assets or achieve the expected synergies of the WorkflowOne acquisition, future pension funding requirements and recognition of actuarial gains and losses, access to capital for expanding in our solutions, the pace at which digital technologies and electronic health records (EHR) adoption erode the demand for certain products and services, the success of our plans to deal with the threats and opportunities brought by digital technology, results of cost containment strategies and restructuring programs, our ability to attract and retain key personnel, variation in demand and acceptance of the Company’s products and services, frequency, magnitude and timing of paper and other raw material price changes, the timing of the completion and integration of acquisitions, general business and economic conditions beyond the Company’s control, and the consequences of competitive factors in the marketplace, including the ability to attract and retain customers. The Company undertakes no obligation to revise or update forward-looking statements as a result of new information, since these statements may no longer be accurate or timely. For more information, see the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission.

Non-GAAP Measures Presented in This Press Release

The Company reports its results in accordance with Generally Accepted Accounting Principles in the United States (GAAP). However, we believe that certain non-GAAP measures found in this press release, when presented in conjunction with comparable GAAP measures, are useful for investors. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows where amounts are either excluded or included, not in accordance with generally accepted accounting principles. We discuss several measures of operating performance, including Adjusted EBITDA and cash flow on a net debt basis, which are not calculated in accordance with GAAP. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP.

Management uses Adjusted EBITDA, defined as earnings before interest, taxes, depreciation and amortization and excludes pension benefit cost, restructuring and impairment charges, acquisition and integration expense and certain acquisition fair value and other miscellaneous adjustments, to evaluate the Company’s results. We believe this non-GAAP financial measure is useful to investors because it provides a more complete understanding of our current underlying operating performance, a clearer comparison of current period results with past reports of financial performance, and greater transparency regarding information used by management in its decision-making. Internally, management and our

Board of Directors use this non-GAAP measure to evaluate our business performance. The Company’s debt covenants are also based on the Adjusted EBITDA calculation.

In addition, because our credit facility is borrowed under a revolving credit agreement, which currently permits us to borrow and repay at will up to a balance of $125 million (subject to limitations related to receivables, inventories, and letters of credit), we take the measure of cash flow performance prior to borrowing or repayment of the credit facility. In effect, we evaluate cash flow as the change in net debt (credit facility debt less cash equivalents).

A reconciliation of non-GAAP measures to their most comparable measure calculated in accordance with GAAP is included in the tables below.

THE STANDARD REGISTER COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

Second Quarter			Y-T-D
13 Weeks Ended	13 Weeks Ended		26 Weeks Ended	26 Weeks Ended
Jun 29, 2014	Jun 30, 2013		Jun 29, 2014	Jun 30, 2013

$225,299	$136,817	TOTAL REVENUE	$453,788	$278,437

161,876	97,762	COST OF SALES	327,899	197,462

63,423	39,055	GROSS MARGIN	125,889	80,975

		OPERATING EXPENSES
57,104	35,366	Selling, general and administrative	115,783	70,102
3,515	679	Acquisition and integration costs	6,212	1,786
244	—	Asset impairments	680	—
2,960	193	Restructuring and other exit costs	5,766	819

63,823	36,238	TOTAL OPERATING EXPENSES	128,441	72,707

(400)	2,817	(LOSS) INCOME FROM OPERATIONS	(2,552)	8,268

		OTHER INCOME (EXPENSE)
(5,127)	(530)	Interest expense	(10,115)	(1,154)
3	59	Other income	166	58
(5,124)	(471)	Total other expense	(9,949)	(1,096)

(5,524)	2,346	(LOSS) INCOME BEFORE INCOME TAXES	(12,501)	7,172

273	307	Income tax expense	424	434

$(5,797)	$2,039	NET (LOSS) INCOME	$(12,925)	$6,738

8,615	5,925	Average Number of Shares Outstanding - Basic	8,603	5,898
8,615	6,038	Average Number of Shares Outstanding - Diluted	8,603	5,972

$(0.67)	$0.34	BASIC (LOSS) INCOME PER SHARE	$(1.50)	$1.14
$(0.67)	$0.34	DILUTED (LOSS) INCOME PER SHARE	$(1.50)	$1.13

		MEMO:
$9,231	$4,938	Depreciation and amortization	$18,427	$10,004

-

-

SEGMENT OPERATING RESULTS
(In thousands)
(Unaudited)

13 Weeks Ended	13 Weeks Ended		26 Weeks Ended	26 Weeks Ended
Jun 29, 2014	Jun 30, 2013		Jun 29, 2014	Jun 30, 2013
		REVENUE
$64,456	$48,176	Healthcare	$129,233	$97,671
160,843	88,641	Business Solutions	324,555	180,766
$225,299	$136,817	Total Revenue	$453,788	$278,437

		NET (LOSS) INCOME BEFORE TAXES
$2,949	$1,769	Healthcare	$4,819	$3,905
2,583	894	Business Solutions	4,005	3,828
(11,056)	(317)	Unallocated	(21,325)	(561)
$(5,524)	$2,346	Total Net (Loss) Income Before Taxes	$(12,501)	$7,172

CONSOLIDATED BALANCE SHEETS
(In thousands)

	Jun 29, 2014	Dec 29, 2013
ASSETS	(Unaudited)
Cash and cash equivalents	$3,027	$2,342
Accounts receivable	150,094	157,567
Inventories	60,597	61,939
Other current assets	17,425	14,508
Total current assets	231,143	236,356

Plant and equipment	93,743	93,003
Goodwill and intangible assets	128,381	133,444
Deferred taxes	9,311	9,306
Other assets	8,400	8,768
Total assets	$470,978	$480,877

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities	$128,253	$125,357
Long-term debt	279,577	263,880
Pension benefit liability	176,481	192,779
Other long-term liabilities	9,718	10,158
Shareholders' deficit	(123,051)	(111,297)

Total liabilities and shareholders' deficit	$470,978	$480,877

-

-

CONSOLIDATED STATEMENTS OF CASHFLOWS
(In thousands)
(Unaudited)

	26 Weeks Ended	26 Weeks Ended
	Jun 29, 2014	Jun 30, 2013

Net loss plus non-cash items	$14,940	$17,761
Working capital	6,113	5,516
Restructuring payments	(6,817)	(1,329)
Contributions to qualified pension plan	(14,052)	(10,521)
Other	(4,416)	(2,608)
Net cash (used in) provided by operating activities	(4,232)	8,819

Capital expenditures	(7,472)	(6,301)
Proceeds from sale of equipment	411	88
Net cash used in investing activities	(7,061)	(6,213)

Net change in borrowings under credit facility	14,641	(1,729)
Principal payments on long-term debt	(2,494)	(1,193)
Other	(146)	(200)
Net cash provided by (used in) financing activities	12,001	(3,122)

Effect of exchange rate	(23)	(15)

Net change in cash	$685	$(531)

-

-

RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)
(Unaudited)

13 Weeks Ended	13 Weeks Ended		26 Weeks Ended	26 Weeks Ended
Jun 29, 2014	Jun 30, 2013		Jun 29, 2014	Jun 30, 2013
$(5,797)	$2,039	GAAP Net (Loss) Income	$(12,925)	$6,738
		Adjustments:
273	307	Income taxes	424	434
5,127	530	Interest	10,115	1,154
9,231	4,938	Depreciation and amortization	18,427	10,004
$8,834	$7,814	EBITDA	$16,041	$18,330

		Adjustments:
3,204	193	Restructuring and impairment	6,446	819
3,515	679	Acquisition and integration costs	6,212	1,786
(548)	(507)	Pension expense	(1,096)	(1,014)
663	507	Non-cash stock compensation	1,344	976
(212)	194	Other	(323)	194
$15,456	$8,880	Adjusted EBITDA	$28,624	$21,091

		GAAP Net Cash Flow	$685	$(531)
		Adjustments:
		Credit facility (borrowed) paid	(14,641)	1,729
		Non-GAAP Net Cash Flow	$(13,956)	$1,198